UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C.  20549

                          FORM 8-K
                       CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange
                              Act of 1934


Date of Report (Date of earliest event reported):  October
                              9, 1996
                          AMERISTAR CASINOS, INC.
   (Exact name of registrant as specified in its charter)


       Nevada               0-22494              88-0304799
  (State or other       (Commission File       (IRS Employer
  jurisdiction of           Number)            Identification
  incorporation or                                 Number)
   organization)


                       P.O. Box 92200
                   Henderson, Nevada  89009


  (Address of principal executive offices and Zip


                       Code) (702) 737-0777


      (Registrant's telephone number, including area code)

                       P.O. Box 259
                  Jackpot, Nevada  89825
  (Former name or former address, if changed since last report)




ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On October 9, 1996 (the "Closing Date"), Gem
Gaming, Inc. ("Gem"), a Nevada corporation, was merged
with and into Ameristar Casino Las Vegas, Inc.
("ACLVI"), a Nevada corporation and a wholly owned
subsidiary of Ameristar Casinos, Inc. (the "Company").
Gem is developing The Reserve Hotel & Casino ("The
Reserve") in the Henderson Green Valley suburban
communities in the southeastern portion of the Las
Vegas, Nevada greater metropolitan area.    The
merger of Gem into ACLVI (the "Merger") was consummated at a closing (the "Closing") pursuant to a Merger Agreement originally entered into as of May 31, 1996, among the Company, ACLVI, Gem and Gem's stockholders, and amended as of July 2, 1996 and on October 2, 1996 effective as of September 27, 1996
(collectively, the "Merger Agreement").

   THE  RESERVE HOTEL & CASINO.  The Reserve, with an
African safari and big game reserve theme that includes statues of elephants, giraffes and other animals, is being constructed in phases at the southeast corner of the junction of Lake Mead Drive and Interstate 515 in
Henderson, Nevada.

     Initial Gem Design Plans.  Gem's development plans
contemplated that the initial phase of The Reserve would
be approximately 198,000 square feet and would include an
approximately 34,000-square foot casino (including both
slot machines and table games), 225 hotel rooms,
various dining facilities, a race and sports book and a
bingo area.   Gem had anticipated opening The Reserve
on October 1, 1996. Following the execution of the Merger Agreement, the Company, with the cooperation of Gem, commenced a redesign of The Reserve intended to expand the scope and size of the project, both initially and overall, to enhance the furnishings and decor and to reconfigure some of the interior spaces.

     Ameristar Redesign. Although the redesign process is ongoing and the design of The Reserve is still subject to change, the following description reflects the Company's current intentions for the development of The Reserve.
The Reserve will be constructed in three phases and will be opened upon the completion of the first two phases. Phase I will include approximately 265,000 square feet of space, with most of the increased space being added to back-of-the-house areas (kitchen, warehouse and offices). Phase I will include a buffet, a 24hour restaurant, a steak house, an Italian restaurant and a lounge. The size of the casino and hotel in Phase I will generally remain the same as in Gem's original plans, but the interior finishes will be enhanced. Phase I will also include a swimming pool.

     Phase II of The Reserve will include approximately
54,000 square feet of additional casino and entertainment space, a race and sports book, another lounge and a parking structure.

     Phase III of The Reserve, construction of which would not be commenced until after the opening of Phases I and II, is contemplated to add a second hotel tower with approximately 250 rooms, meeting rooms, an additional restaurant, additional gaming space, a children's activity center and an expanded swimming pool.

       Status of Construction. Prior to entering into the Merger Agreement, Gem had entered into construction and other contracts for portions of The Reserve. ACLVI has succeeded to these contracts as a result of the Merger. Substantial modifications to these contracts have been and will be necessary due to the redesign of the project.

     Construction of the hotel has been substantially completed, subject to the installation of furniture, fixtures and equipment to be provided by ACLVI and the application of the exterior finish. The shell of the casino and food service areas is approximately 85% completed, and the mechanical, electrical, plumbing and HVAC systems have been installed. The redesign of The Reserve will require some of this work to be reconfigured.

       Determination of Revised Opening Date and
Development Budget. Until the redesign of The Reserve is further along, the Company will not be in a position to provide information concerning the revised opening date or the development budget for Phases I and II of The Reserve. In order to fund the completion of Phases
I and II of The Reserve, the Company will need to increase its revolving bank credit facility or obtain additional financing from another source. See
"Repayment of Gem Bank Debt; Increase in Long-Term
Debt" below.

    Market and Anticipated Competition. The greater metropolitan area of Las Vegas, which includes
HendersonGreen Valley, has been one of the fastest growing metropolitan areas in the United States during the last five years. Henderson has grown in population by approximately 57% during this period. Although the Company anticipates that the Las Vegas metropolitan area and Henderson-Green Valley will continue to experience population growth, there can be no assurances that such growth will continue for any particular period of time or at the same rates as in the recent past.

     According to the Nevada Department of
Transportation, approximately 65,000 vehicles per day currently pass through the junction of Interstate 515 and Lake Mead Drive, the site of The Reserve. Upon the completion of Interstate 215 nearby, currently anticipated in late 1997, the Nevada Department of Transportation has estimated that the traffic counts at the Interstate 515/Lake Mead Drive junction will increase to approximately 115,000 vehicles per day.

   The gaming market in the greater metropolitan Las
Vegas area includes segments for visitors and local residents, and both segments of this market are subject to intense and dynamic competition. The
Company expects that The Reserve will compete primarily for local customers in the Henderson-Green Valley suburban communities, although the Company also intends to market The Reserve to visitors. The primary subsegments of the visitors market that the Company anticipates will be served by The Reserve include persons driving from Arizona via Interstate 515, persons driving to and from Lake Mead from California and other visitors to the Las Vegas area who desire lodging in Henderson-Green Valley.

     There are currently 12 small limited service casinos within a five-mile radius of The Reserve site.
Station Casinos, Inc. is developing Sunset Station casino-hotel approximately 3.5 miles north of The
Reserve site along Interstate 515, which is expected to open in mid-1997. Sunset Station will be larger than The Reserve. The Company is aware of several sites in Henderson-Green Valley that have been zoned for casino hotels. Although several others have previously announced plans for the development of additional casino resorts in or near Henderson-Green Valley, the Company is not aware of any public announcements by others firmly committing to the development of any of these proposed projects. The Company expects The
Reserve to face significant competition in the Henderson-Green Valley market and that it is likely additional casino resorts ultimately will be developed in this market area.

     The Reserve Site. The site upon which The Reserve is being developed is approximately 23 acres, but ACLVI has options to acquire additional adjacent land that could increase the area of the site to approximately 46 acres.
Each option exercise must be for at least five acres and a minimum of five acres of the option land must be acquired each year (commencing October 1, 1997) or the remaining options expire. The option exercise prices, which increase at the rate of 8% per annum from October 1, 1995, are $5.00 per square foot ($217,800 per acre) for the first 17 acres and $3.50 per square foot ($152,460 per acre) for each remaining acre.

     The construction of Phases I and II of The Reserve will require ACLVI to exercise options for between five and 10 acres of additional land. Phase III construction will also require ACLVI to acquire additional land, the area of which has not yet been determined.

     The Reserve site, including the option parcels, was previously used for surface waste disposal activities for approximately 50 years. Prior to 1994, the site had large areas of debris, rubble and some stained soils resulting from these waste activities. Site studies revealed asbestos, lead and pesticide concentrations in the surface soils. Following a surface remediation program by a third party in 1994, the Nevada Division of Environmental
Protection approved a closure of the remediation and indicated that no further work was required.

   A 1995 phase I environmental study on the 23 acres now owned by ACLVI showed that some rubble remained on portions of the property, but that all hazardous material had been removed. ACLVI has commissioned a phase I environmental study on the 23 acres of The Reserve site under option, but has not yet received any report of the results of this study. Phase I environmental studies involve the conduct of limited procedures and may not identify the existence or extent of actual environmental conditions. Across Lake Mead Drive from The Reserve site is a large industrial complex that is the subject of an ongoing environmental investigation and remediation process under the supervision of the Nevada Division of Environmental Protection. This industrial complex has caused some soils and groundwater contamination. Although no assurances can be given, the Company believes it is unlikely that any portion of The Reserve site will be materially affected by this contamination as The Reserve site is upgradient from the industrial complex.

     TERMS OF THE MERGER AGREEMENT. The following description of the terms of the Merger Agreement and related agreements is qualified in its entirety by, and made subject to, the actual provisions of the Merger Agreement, which have been filed and/or incorporated by reference as exhibits to this Report on Form 8-K.

     Parties to the Merger Agreement. In addition to the Company, ACLVI and Gem, the parties to the Merger Agreement are Steven W. Rebeil in his individual capacity and in his capacity as trustee of the Karizma Trust created under a Trust Agreement dated July 21, 1991, as amended ("Rebeil"), and Dominic J. Magliarditi
("Magliarditi").  The Karizma Trust and Magliarditi (the
"Gem Stockholders") were the only stockholders of Gem immediately prior to the Merger and owned approximately 96.9 percent and 3.1 percent, respectively, of the outstanding common stock of Gem prior to the Merger.

     Conversion and Cancellation of Gem Shares; PostMerger Offering. The Merger Agreement, as originally entered into, contemplated that
7.5 million shares of the Company's Common Stock, subject to adjustment in certain cases, would be issued to the Gem Stockholders as merger consideration. Under the amended Merger Agreement, all of the outstanding shares of Gem common stock were cancelled at the Closing and were converted into the right to receive cash, subject to reduction as described below, equal to the amount of the net
proceeds (after payment  of underwriters'   discounts  and
commissions and certain other offering expenses) in excess of $4.0 million of an underwritten secondary public offering (the "Offering") of 7.5 million shares of the Company's Common Stock (the "PostMerger Offering Stock") if the Offering is concluded by the Company by June 1, 1997. The earlier of the closing of the Offering or June 1, 1997 is referred to in this Report as the "Settlement Date." If the Offering has not been completed by June 1, 1997, the Gem Stockholders will receive promissory notes, as described below.

          The Company did not issue any shares of the Company's Common Stock to either of the Gem Stockholders at the Closing, and the Merger Agreement provides that neither of the Gem Stockholders has any right to vote or dispose of any shares of the Post-Merger Offering Stock, which remain unissued.

     If the per share net offering proceeds in the Offering are greater than $8.00 per share, the Company will be entitled to retain out of the net offering proceeds, and will not pay to the Gem Stockholders as merger consideration, an additional amount, up to an aggregate of $1.2 million, equal to (i) one-half (1/2) of (ii) the amount by which the per share net offering proceeds exceed $8.00 (iii) multiplied by 7,500,000.
In determining the net offering proceeds for purposes of calculating the amount of the merger consideration, the deduction for the expenses of the Offering other than underwriting discounts and commissions will not exceed 0.5% of the gross offering proceeds, or if the public offering price is $8.00 or more, such deduction will not exceed the greater of 0.5% of the gross offering proceeds and $350,000 (the "Offering Expenses").

          The Company has agreed not to sell more than 500,000 shares of its Common Stock, other than the Post-Merger Common Stock, through the Offering or any other underwritten public offering prior to the Settlement Date, unless all of the Post-Merger Offering Stock is sold in the Offering. The Offering may include shares of Common Stock in addition to the Post-Merger Offering Stock, and the Company will designate which shares to be included in the Offering will constitute Post-Merger Closing Stock.

     Although the Company has agreed in the Merger Agreement to use commercially reasonable efforts to conclude the Offering prior to June 1, 1997, the Company has not entered into any agreements or understandings with any potential underwriters for the Offering or any other public offering of its securities or otherwise begun to make preparations for the Offering or any other public offering. There can be no assurance that the Company will seek to make a public offering of any of its securities prior to June 1, 1997, or that any public offering undertaken will be successfully completed. As of the date of this Report, the Company believes it is unlikely that the Offering, if proceeded with, would be made prior to the second quarter of 1997.

        If the Offering is not concluded in whole or in part prior to the Settlement Date, the Company will deliver to the Gem Stockholders promissory notes in an aggregate principal amount equal to (i) the Average 10-Day Closing Price of the Common Stock (as defined in the Merger Agreement) as of the Settlement Date (ii) multiplied by 7,500,000 (iii) minus $4,000,000 and (iv) minus one-half (1/2) of any Offering Expenses. Such promissory notes would be unsecured, would mature on the third anniversary of the Settlement Date and would accrue interest at the rate of eight percent (8%) per annum. Interest payments would be payable on a monthly basis.
Until the Settlement Date, these promissory notes will be held in escrow by a bank for completion and/or release to the Company or the Gem Stockholders in accordance with a joint notice to be delivered by the Company and the Gem Stockholders.

        If, prior to June 1, 1997, the Company's Common Stock is not listed or designated for active trading on an established United States securities market solely as the result of the prior completion of a "Rule 13e-3 transaction" (as defined in Rule 13e3 ("Going Private Transactions by Certain Issuers or Their Affiliates") of the Securities and Exchange Commission), the Merger Agreement provides that the date of such Rule 13e-3 transaction will be the Settlement Date and that the 10-Day Average Closing Price of the Common Stock will be $9.00 for purposes of determining the principal amount of the promissory notes issuable to the Gem Stockholders. Such promissory notes, if issued, will mature six (6) months after the Settlement Date. Neither the Company nor any subsidiary of the Company nor, to the best of the Company's knowledge, any affiliate of the Company has any present intention to commence any Rule 13e3 transaction.

     The merger consideration, regardless of its form, will be allocated between the Gem Stockholders in proportion to their ownership of Gem common stock. Immediately prior to the Merger, Rebeil and Magliarditi owned 4,750 and 150 shares of Gem common stock, respectively.

     The Merger Agreement, as originally entered into, provided for the merger consideration to be reduced based in part on the cost to construct The Reserve in accordance with certain standards provided for in the Merger Agreement. Due to the changes in the scope and plans of The Reserve made by Gem at the request of Ameristar since the Merger Agreement was entered into and the resulting delay in the completion of The Reserve, it would have been impracticable to determine with accuracy the amount of this consideration adjustment. In the most recent amendment to the Merger Agreement, the parties provided for this consideration adjustment to be $4.0 million, as described above, based on certain representations and warranties made by Gem and Rebeil, including certain of the financial representations and warranties described below.

Financial Representations and Warranties; Post-Merger Audit of Gem Balance Sheet. Certain financial representations and warranties were made by Gem and Rebeil in or pursuant to the Merger Agreement, including representations and warranties that: (a) Gem's capital expenditures accrued in connection with the development of The Reserve as of August 31, 1996 were approximately $19.7 million; (b) Gem had no material outstanding liabilities to contractors and materialmen for the construction of The Reserve that were due and payable as of August 31, 1996; (c) the outstanding principal balance of Gem's bank debt as of August 31, 1996 and the Closing Date was $10.0 million and $11.4 million, respectively; (d) Gem had no other liabilities as of the Closing Date related to The Reserve or otherwise except as set forth on its unaudited balance sheet dated as of August 31, 1996 or incurred after that date in the ordinary course of Gem's business; and (e) Gem's stockholders' equity as of August 31, 1996 was approximately $11.4 million. The Company has engaged its independent public accountants to audit Gem's financial statements as of, and for the periods ending on, December 31, 1995 and September 30, 1996.

     Other Representations and Warranties; The Merger Agreement contains additional representations and warranties by one or both of Gem and Rebeil addressing various matters, many of which are customarily addressed by representations and warranties in agreements for similar acquisition transactions.

     Survival of Representations and Warranties; Indemnification. The representations and warranties made in or pursuant to the Merger Agreement survive for a period of three years after the Closing, or in certain cases until the expiration of applicable statutes of limitations.

     The Merger Agreement provides for Rebeil to indemnify the Company, ACLVI and their affiliates and representatives against various liabilities, obligations, costs and expenses arising out of, resulting from or incident to breaches of representations and warranties made in or pursuant to the Merger Agreement, breaches of covenants or agreements made in or pursuant to the Merger Agreement and certain specified liabilities. Rebeil's aggregate liability for indemnification claims will not exceed the value of the merger consideration. The indemnification liability of Rebeil will be reduced if and to the extent that Ameristar or ACLVI receives, without a reservation of rights, payment of an insurance claim with respect to the indemnified claim.

     The Merger Agreement also provides for Ameristar and ACLVI to indemnify the Gem Stockholders against various liabilities, obligations, costs and expenses arising out of, resulting from or incident to breaches of representations and warranties made in or pursuant to the Merger Agreement, breaches of covenants or agreements made in or pursuant to the Merger Agreement, and certain obligations or liabilities of Rebeil under certain guarantees by Rebeil of Gem obligations. The aggregate liability of Ameristar and ACLVI for indemnification claims will not exceed the value of the merger consideration.

   REPAYMENT OF GEM BANK DEBT; INCREASE IN LONG-TERM DEBT. In connection with the Closing of the Merger, the Company repaid the outstanding balance (approximately $11.4 million) of a bank loan of Gem that was secured by The Reserve. This repayment was funded out of a draw on the Company's Revolving Credit Facility, which was increased by $4.5 million to $99.0 million. As of the date of this Report, the outstanding principal balance of the Company's Revolving Credit Facility was $99.0 million. As a result of the increase in the Revolving Credit Facility, the first semi-annual reduction in available principal under the Revolving Credit Facility will occur on January 1, 1997 instead of July 1, 1997. The January 1, 1997 scheduled principal reduction is in the amount of $4.5 million. The Company anticipates that it will need to obtain additional financing in order to fund the initial scheduled principal reduction under the Revolving Credit Facility and any material capital expenditures other than those for the completion of the Ameristar Council Bluffs project in Iowa.

     The Company is considering various financing arrangements to increase its long-term debt, including, as previously disclosed, a possible replacement of the Company's current Revolving Credit Facility with an approximately $175 million bank credit facility. The Company is currently in negotiations with Wells Fargo Bank, N.A., the lead agent for the Company's current Revolving Credit Facility, and other lenders concerning such a replacement of the Revolving Credit Facility. There can be no assurance that these negotiations or any other financing arrangement will be completed by January 1, 1997 or at all. For additional information on the Company's liquidity and capital resources, see "Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources" in the Company's Reports on Form 10-K and 10-Q for the year and quarter ended December 31, 1995 and June 30, 1996, respectively.

   REGULATORY APPROVALS. The Merger did not require the prior approval or consent of any gaming regulatory authority in the States of Nevada, Mississippi and Iowa, and the Company does not believe that the issuance of the above-described promissory notes as merger consideration, if necessary, will require the Company to obtain any approval or consent of any such regulatory authority. However, any of the Nevada, Mississippi or Iowa gaming authorities could require either or both Rebeil or Magliarditi to be found suitable as the holders of debt securities of the Company. If a creditor of the Company is found to be unsuitable by such a regulatory authority, the Company could be sanctioned if it makes payments on the debt to the creditor. Pursuant to other regulatory requirements, each of Rebeil and Magliarditi has filed an application with the Nevada gaming authorities for a finding of suitability. In addition, any public offering by the Company of its securities, including the Offering, requires the approval of the Nevada gaming authorities. For additional information, see "Business--Government Regulations" in the Company's Report on Form 10-K for the year ended December 31, 1996.

    ADDITIONAL ARRANGEMENTS WITH REBEIL. Under the Merger Agreement, as originally entered into, Rebeil was to become Vice Chairman of the Company's Board of Directors and enter into a long-term employment agreement with the Company. In the most recent amendment to the Merger Agreement, the parties agreed that Rebeil would not join the Company as a director, officer or employee or in any other capacity. The Merger Agreement provides that the Company will pay a monthly stipend to Rebeil in the amount of $25,000 on the Closing Date and on the first day of each month thereafter until the Settlement Date. The Company made the initial stipend payment to Rebeil on the Closing Date. The Merger Agreement also provides for Rebeil to use on a rent-free basis certain office space in a modular office facility adjacent to The Reserve construction site for a period from the Closing Date until 10 days after the Settlement Date.

     EMPLOYMENT OF MAGLIARDITI. The Merger Agreement provides for Ameristar to employ Magliarditi after the closing as Senior Vice President/Co-General Counsel pursuant to an employment agreement. The employment agreement has not been completed as of the date of this Report, but the Merger Agreement provides that the employment agreement will include the following primary terms and conditions:
(i) a contract term of three years, automatically renewable for successive one-year terms unless either party gives six months' prior notice of termination; (ii) a base annual salary of $200,000; and (iii) if the Company terminates Magliarditi's employment without cause or if Magliarditi terminates his employment for good reason (as defined, which includes a failure by the Company to extend the term of the agreement), a severance payment in an amount determined in part by the remaining contract term.

     Magliarditi has filed an application with the Nevada gaming regulatory authorities for a finding of suitability to be an officer of the Company, which is currently expected to be considered during public hearings in November 1996. Magliarditi has agreed that until the Nevada gaming authorities act upon his application for a finding of suitability, he will not assume any position as an officer of the Company.

     TRANSACTIONS WITH GEM AIR, INC. Gem Air, Inc., a corporation wholly owned by Rebeil ("Gem Air"), was the sole owner of a 1982 Cessna Citation ISP jet aircraft (the "Aircraft") and leased the ground, and certain improvements thereto, upon which Gem Air had previously completed a hangar facility located at McCarran International Airport in Las Vegas, Nevada (the "Hangar"). On July 5, 1996 (the "Aircraft Closing Date"), the Company and Gem Air consummated various transactions relating to the Aircraft and the Hangar in accordance with the provisions of the Merger Agreement. The following description of the terms of these transactions is qualified in its entirety by, and made subject to, the actual provisions of the relevant agreements, which have been filed and/or incorporated by reference as exhibits to this Report on Form 8-K.

     The Company purchased from Gem Air a one-half (1/2) interest in the Aircraft for approximately $466,123. The Aircraft is encumbered by a loan from a commercial lender, the principal amount of which was approximately $667,750 as of the Aircraft Closing Date. The Company and Gem Air own the Aircraft as tenants in common and entered into an Aircraft Operating Agreement. Under the Aircraft Operating Agreement, the Company has operational control of the Aircraft and is responsible for servicing the commercial loan secured by the Aircraft and paying all maintenance and other operating costs of the Aircraft, except that Gem Air is responsible for the variable costs of the use of the Aircraft by Gem Air or its agents. The Aircraft Operating Agreement includes provisions permitting either co-owner to initiate a sale of the Aircraft, which may include a sale of one coowner's interest in the Aircraft to the other co-owner.

     Gem Air conveyed the Hangar, including an assignment of its leasehold interests, to Nevada AG Air, Ltd., a Nevada limited liability company, the members of which are the Company and Gem Air ("Nevada AG Air"). The Company and Gem Air, acting together, are the managers of Nevada AG Air. Concurrently with the conveyance of the Hangar, Nevada AG Air subleased the Hangar to the Company for a term ending on July 31, 2025, at a monthly rental equal to the base rental payable under the ground lease (currently $3,674) plus $100. The Company has contributed $361,705 in cash to Nevada AG Air and Gem Air contributed to Nevada AG Air assets with an agreed value of $579,898. Nevada AG Air made an initial distribution of $289,949 to Gem Air. The conveyance of the Hangar by Gem Air to Nevada AG Air was made subject to a bank loan secured by the Hangar in the principal amount of approximately $320,000. The Company is making the payments necessary to service this loan, which payments are considered additional capital contributions to Nevada AG Air. Based on each member's net capital contributions to Nevada AG Air as of the date of this Report, the Company and Gem Air have 55.5% and 44.5% percentage interests, respectively, in Nevada AG Air.

     CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS. The information included in this Report includes forward-looking statements, such as statements concerning the redesign, construction and financing of The Reserve, the anticipated increase in the Company's long-term debt, the contemplated public offering of the Company's Common Stock prior to June 1, 1997, anticipated market and competitive conditions that will affect The Reserve, the potential impact of gaming regulatory requirements in connection with the Merger and the existence or absence of environmental contamination affecting The Reserve site. Actual results might differ materially from those projected in or anticipated or contemplated by these forwardlooking statements due to various factors, many of which are beyond the control of the Company. Information concerning some of these factors is set forth above in this Report and in the Company's other publicly available reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. In addition to the cautionary statements in this Report, attention is drawn to the cautionary statements included under the captions "Business-Government Regulations" in the Company's Report on Form 10-K for the fiscal year ended December 31, 1995, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each of the 1995
Form 10-K and the Company's Report on Form 10-Q for the quarterly period ended June 30, 1996.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.
       (a) and (b) Financial Statements and Pro Forma Financial
Information.

          The financial statements and the pro forma financial information relating to the transaction described in Item
          2 of this Report (collectively, the "Financial information"), which are required to be filed as part of this Report pursuant to paragraphs (a) and (b) of Item 7 of Form 8K, are not included with this filing in reliance on Items 7(a)(4) and 7(b)(2) of Form 8-K. It is impracticable to provide the Financial Information at the time this Report is filed.
          In accordance with Item 7(a)(4) of Form 8-K, the Financial
          Information will be filed by amendment to this Report on Form 8-K/A as soon as practicable, but not later than December 23, 1996.

     (c)  Exhibits.

          2.           Plan  of  Acquisition, Reorganization,
               Liquidation or Succession.  See Exhibits 10.1 through 10.9 and
               Exhibit 99.1.



                       10.1    Merger Agreement by and among Gem
               Gaming, Inc., Ameristar Casinos, Inc., Ameristar Casino Las Vegas, Inc., Steven W. Rebeil and Dominic J. Magliarditi, dated as of May 31, 1996. Incorporated by reference to Exhibits 10.1 and 99.1 to the Ameristar Casinos, Inc. Report on Form 10-Q for the quarterly period ended June 30, 1996 (the "June 30, 1996 10-
               Q").
                       10.2   First Amendment to Merger Agreement
               by and among Gem Gaming,Inc., Ameristar Casinos,
               Inc., Ameristar Casino Las Vegas, Inc., Steven W. Rebeil and Dominic J. Magliarditi, dated as of July
               2, 1996. Incorporated by reference to Exhibit 10.5 to the June 30, 1996 10-Q.

                       10.3 Second Amendment to Merger Agreement by
               and among Gem Gaming, Inc., Ameristar Casinos, Inc., Ameristar Casino Las Vegas, Inc., Steven W.
               Rebeil and Dominic J. Magliarditi, dated as of September 27, 1996. See also Exhibit 99.1.

          10.4 Gem Individuals' Notes Escrow Agreement and Escrow Instructions by and among Ameristar Casinos, Inc.,
               Steven W. Rebeil and Dominic J.
               Magliarditi, dated as of September
               27, 1996.

          10.5 Letter agreement between Ameristar
               Casinos, Inc. and Dominic J.
               Magliarditi, dated as of
               October 3, 1996.

          10.6 Purchase Agreement between Ameristar
               Casinos, Inc. and Gem Air, Inc. dated
               as of  June 30,  1996.  Incorporated by
               reference to Exhibit 10.6 to the June
               30, 1996 10-Q.

          10.7 Aircraft Operating Agreement between
               Ameristar Casinos, Inc. and Gem Air,
               Inc., dated as of July  5, 1996.
               Incorporated by reference to Exhibit
               10.4 to the June 30, 1996 10-Q.

          10.8 Operating Agreement of Nevada AG Air,
               Ltd., dated as of July 5, 1996.
               Incorporated by reference to Exhibit
               10.2 to the June 30, 1996 10-Q.

          10.9 Sublease between Ameristar Casinos,
               Inc. and Nevada AG Air, Ltd., dated as
               of June 30, 1996. Incorporated by
               reference to Exhibit 10.3 to the June
               30, 1996 10-Q.

                         99.1  Agreement to furnish the Securities
               and Exchange Commission certain omitted exhibits and schedules to Exhibit 10.3.


                       SIGNATURE

Pursuant  to the requirements of the Securities
Exchange Act of 1934, the undersigned registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                     AMERISTAR CASINOS, INC.
                          (Registrant)
Date:  October  23  , 1996


             By:  /s/ Thomas M.Steinbauer
                      Thomas M. Steinbauer,
                   Senior Vice President
                        and Chief
                        Financial Officer


                       INDEX TO EXHIBITS
              Exhibit                              Method of Filing
2.    Plan of  Acquisition, Reorganization,     See Exhibits 10.1 through
      Liquidation or Succession.                10.9 and Exhibit 99.1.


10.1  Merger Agreement by and among Gem      Incorporated by reference to
      Gaming, Inc., Ameristar Casinos,       Exhibits 10.1 and  99.1  to
      Inc., Ameristar Casino Las Vegas,      the Ameristar Casinos, Inc.
      Inc., Steven W. Rebeil and Dominic     Report on Form 10-Q for the
      J. Magliarditi, dated as of May 30,    quarterly period ended
      1996.                                  June 30, 1996 (the "June 30,
                                             1996 10-Q").

10.2  First Amendment to Merger Agreement    Incorporated by reference to
      by and among Gem Gaming, Inc.,         Exhibit 10.5 to the June 30,
      Ameristar Casinos, Inc., Ameristar     1996 10-Q.
      Casino Las Vegas, Inc., Steven  W.
      Rebeil  and Dominic J. Magliarditi,
      dated as of July 2, 1996.

10.3  Second Amendment to Merger Agreement   Filed herewith electronically
      by and among Gem Gaming, Inc.,
      Ameristar Casinos, Inc., Ameristar
      Casino Las Vegas, Inc., Steven W.
      Rebeil and Dominic J. Magliarditi,
      dated as of September 27, 1996.  See
      also Exhibit 99.1.

10.4  Gem Individuals' Notes Escrow          Filed herewith electronically
      Agreement and Escrow Instructions
      by and among Ameristar Casinos, Inc.,
      Steven W. Rebeil and Dominic
      J. Magliarditi, dated as of
      September 27, 1996.

10.5  Letter agreement between Ameristar     Filed herewith electronically
      Casinos,Inc. and Dominic J.
      Magliarditi, dated as of
      October 3, 1996.

10.6  Purchase Agreement between             Incorporated by reference to
      Ameristar Casinos, Inc. and Gem        Exhibit 10.6 to the June 30,
      Air, Inc. dated as of June  30,        1996 10-Q.
      1996.

10.7  Aircraft Operating Agreement           Incorporated by reference to
      between Ameristar Casinos, Inc.        Exhibit 10.4 to the June 30,
      Gem Air, Inc., dated as of             10-Q. 1996.
      July 5,  1996.

10.8  Operating Agreement of  Nevada         Incorporated by reference to
      AG Air, Ltd., dated as of              Exhibit 10.2 to the June 30, 1996.
      July  5, 1996 10-Q.

10.9  Sublease between Ameristar             Incorporated by reference to
      Casinos, Inc. and Nevada AG Air,       Exhibit 10.3 to the June 30,
      Ltd., dated as of June 30, 1996.       1996 10-Q.

99.1  Agreement to furnish the               Filed herewith electronically
      Securities and Exchange
      Commission certain omitted
      exhibits and schedules to
      Exhibit 10.3.